Exhibit 24.2

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, William J. Kelly, Treasurer and Secretary of BPAM Holding Company, hereby constitutes and appoints Mary Ann Iudice his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, to sign any Schedule 13G or Schedule 13D relating to beneficial ownership and changes in beneficial ownership of equity securities of the companies set forth on Exhibit A hereto (each, a “Company” and, collectively, the “Companies”), and any amendment thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and submit copies thereof to any securities exchange or automated quotation system and to the applicable Company, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. This power-of-attorney shall expire at such time as BPAM Holding Company ceases to be subject to filing requirements under Section 13(d) and/or 13(g) under the Securities and Exchange Act of 1934, as amended, with respect to the Companies.

/s/ William J. Kelly William J. Kelly
Dated: January 21, 2003

Exhibit A

Companies Subject to Power of Attorney
Dated as of January 21, 2003

American Physicians Capital, Inc.
DATATRAK International, Inc.
Enbridge Energy Management
FBR Asset Investment Corporation
GC Companies, Inc.
Inamed Corporation
Interep National Radio Sales, Inc.
IPC Holdings, Inc.
LNR Property Corporation
The Reader’s Digest Association, Inc.
RehabCare Group, Inc.
Saxon Capital, Inc.
Scottish Annuity & Life Holdings, Ltd.
Swift Energy Company
Ventiv Health, Inc.